Exhibit 99.1

Earth Science Tech, Inc. (ETST) Annual Shareholder Letter for FY Ended March 31, 2026

“We measure our progress not only by the milestones we reached, but by the capabilities we built to reach the ones still ahead.”

●	Over 6.9 million shares of common stock repurchased since fiscal Q1 2026
●	Peaks Curative surpassed $2 million in revenue in the first week of Fiscal Q4 2026
●	Cash flow positive across its operating platform
●	Expanding with disciplined, debt-free growth

Miami, FL, June 10, 2026, Earth Science Tech, Inc. (OTC: ETST) (“ETST” or “Company”), a strategic holding company, today provided a business update in a letter to shareholders.

Dear Shareholders,

The fiscal year ended March 31, 2026, was a truly transformational one for our company. It was not an easy year—we navigated real highs and lows—but I believe we set the stage for the next leg of our journey: the chapter in which Earth Science Tech turns from a bold endeavor into a lasting legacy, one this management team will be proud to have built. And for those who don’t yet know who ETST is, I’ll say it plainly—I believe you are going to be sorry you weren’t paying attention.

To make that case, let me share a few of the milestones we reached last fiscal year. As you read them, I’d ask you to notice the theme that runs through every one:

●	Having acquired the Texas property that houses Mister Meds in the prior fiscal year, we built the location from the ground up and launched operations that grow stronger every day—without adding any debt to our balance sheet.

●	Having acquired DOConsultation and Villas Health, we turned both assets around, and together they are now cash flow positive. Their impact has reached across our entire health/wellness segment, and they were instrumental in the achievement that follows in the next bullet point—without adding any debt to our balance sheet.

●	We redesigned and rebuilt our proprietary technology stack and re-launched MyOnlineConsultation (MOC Teledoc) as a prescriber network that has been cash flow positive since its very first day of operation—without adding any debt to our balance sheet.

●	We accelerated our marketing efforts at Peaks and grew their revenue substantially, surpassing the $2 million mark in the first week of our fourth quarter—without adding any debt to our balance sheet.

●	We permitted and built out the first residential property at Avenvi, which is under contract for sale—without adding any debt to our balance sheet.

●	We repurchased and retired 3,773,296 shares of our outstanding stock—without adding any debt to our balance sheet.

●	And after a long and costly process, FINRA cleared our Form 211 in December—funded, once again, without adding any debt to our balance sheet.

I could go on, but I want to keep this letter brief, and we will be filing our 10-K annual report in the coming weeks. The point is simply this: in my view, we began the new fiscal year in a position of real financial strength.

Looking ahead, our core focus remains on optimizing the operational frameworks of our holdings to support scalable, sustainable expansion. For the sake of clarity, transparency, and financial alignment, effective March 31, 2026 (Fiscal Year 2026) we will present our results across two primary segments: Health/Wellness and Corporate/Other. When we file our 10-K, you will also notice that we have refined our description of the company to better reflect what Earth Science Tech does as a consolidated entity. I expect every company under the ETST umbrella to expand its geographic footprint this year, and we will pursue acquisitions and/or partnerships where they help us meet that goal.

Our Health/Wellness segment is the core operating engine of the company, and we expect it to drive most of the total revenue this fiscal year. It is building genuine forward momentum, fueled by rising volumes, expanding provider relationships, and the advantages of a vertically integrated model.

Our Corporate/Other segment has generated strong cash flow quarter-to-date. Currently, the company has three additional properties for development awaiting final permit approval. We have also retired 3,150,392 shares of our common stock quarter-to-date.

On behalf of the entire leadership team, I extend my sincere gratitude to you, our shareholders, for your continued trust and support. Everything we have achieved is the direct result of collective dedication—and it marks the beginning of what we believe is a far larger corporate trajectory.

I cannot end this letter without stating, as the largest shareholder of ETST, how proud I am of all the people that work at ETST and/or its holdings. We have the best management team I have ever been a part of and the culture that filters down through the entire organization is nothing short of amazing.

I look forward to meeting shareholders at the Planet Microcap Conference in Las Vegas on June 16th – 18th or at our annual shareholder meeting (date TBD – after we file our 10-K annual report).

As we set our sights on the milestones ahead, we remain fiercely committed to transparency and to a relentless focus on maximizing shareholder value.

Regards,

Giorgio R. Saumat

CEO & Chairman of the Board

About Earth Science Tech, Inc. (ETST)

Earth Science Tech, Inc. operates as a diversified holding company focused on the health and wellness sector. The Company’s principal operating strategy is to build a vertically integrated healthcare platform that combines compounding pharmacy operations, telemedicine platforms, clinical support, and direct-to-patient fulfillment. The Company’s healthcare operations are supported by investments in real estate and asset management activities and a consumer products business.

The core of the Company’s value proposition is the seamless integration of patient care, from consultation to fulfillment. This is achieved through the synergy of specialized subsidiaries.

To learn more, please visit: www.ETST.com

Forward-Looking Statements

Except for historical information, the matters discussed herein may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including, without limitation, future-oriented statements related to cash flow, gross margins, revenues, and expenses. These statements are based on and reflect our current expectations, estimates, assumptions and/or projections, our perception of historical trends and current conditions, as well as other factors that we believe are appropriate and reasonable under the circumstances. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts. They may include forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “likely,” “seek,” “project,” “model,” “ongoing,” “will,” “should,” “forecast,” “outlook” or similar terminology. Forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual results to differ materially from our intent, belief or current expectations, including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Contact:

Hayden IR

James Carbonara

(646)-755-7412

james@haydenir.com

Brett Maas

(646) 536-7331

brett@haydenir.com